Exhibit 99.2


                          Contact:     Investor Relations     Media Relations
                                       William Pike           Raymond O'Rourke
                                       +1 212 761 0008        +1 212 761 4262



[LOGO OMITTED]

                                                         For Immediate Release



Morgan Stanley to Pursue Spin-off of Discover Financial Services

NEW YORK, April 4, 2005 - Morgan Stanley (NYSE: MWD) announced today that its board of directors has authorized management to pursue a spin off of Discover Financial Services. Management's recommendations are to be reported to the board for final determination.

"This is the right time for the Board of Directors and management to consider such action" said Philip J. Purcell, Morgan Stanley's chairman and chief executive officer. "Each business - - securities and payments - - is exceptionally well positioned in its respective marketplaces, with world-class brands, strong momentum and significant growth opportunities."

"The rationale for this action is twofold: One, to maximize the shareholder value in the Discover Card division, and allow management of that business to capitalize on the momentum, both in performance, and in the opportunities opening up in the payments market, and two, to further intensify our focus on the high return growth opportunities within our integrated securities businesses" said Mr. Purcell.

Morgan Stanley's Discover Financial Services Division, which includes the Discover Card, reported record earnings and improving credit quality in 2004 and in the first quarter of 2005. Discover is among the largest credit card issuers in the U.S. with more than 50 million cardmembers, $48 billion in managed loans and the largest proprietary U.S. merchant network, with more than 4 million merchant and cash access locations. Discover has unique opportunities


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to capitalize on market developments as a result of a Supreme Court decision in November of last year outlawing the anti-competitive practices of Visa and Master Card. The decision allows Discover for the first time to work with other financial institutions to grow its network in the U.S. Since the Court's decision, Discover acquired the PULSE debit network, providing relationships with approximately 4,100 financial institutions and over one million merchants. Additionally, Discover recently announced a partnership with GE Consumer Credit to issue a Walmart card and a Sam's Club card on the Discover network.

The decision to pursue a Discover Card spin off reinforces the company's strategy to be an integrated securities firm consisting of an Institutional Securities Group, Individual Investor Group and Investment Management Group under the stewardship of two of its long-time and respected institutional securities managers, Zoe Cruz and Stephen S. Crawford. Morgan Stanley's Institutional Securities Group is a leading global provider of investment banking, sales and trading services to domestic and international corporate, government and other institutional clients. It delivered excellent results in 2004, achieving market share gains across all of its businesses. Morgan Stanley had the #1 ranking in IPOs, #2 ranking in completed M&A and #2 ranking in Global Debt. The Individual Investor Group is one of the largest retail brokerage networks with 10,471 worldwide representatives, 524 domestic retail locations and $618 billion in total client assets. Investment Management has $427 billion in assets under management, up $100 billion in the past two years. Investment Management provided superior returns in 2004, with strong growth and margins.

The company will hold an analyst conference call today at 6:00 pm (ET). Live audio of the conference call will be available on the Morgan Stanley website at www.morganstanley.com or by dialing 1-877-810-2623 (passcode 98178624) in the United States. International callers dial 1-617-786-1488 (passcode 98178624). A playback of the call will be available today at the same


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web site address. To listen to the playback dial 1-888-286-8010 (passcode
37500610) within the United States or 1-617-801-6888 (passcode 37500610)
internationally.

About Discover
--------------

Discover Financial Services, a business unit of Morgan Stanley (NYSE:MWD), operates the Discover Card and the Discover Network for its more than 50 million Cardmembers. The Discover Network is the largest proprietary credit card network in the United States with more than 4 million merchant and cash access locations. For more information, visit www.discovercard.com or www.discovernetwork.com.

About Morgan Stanley
--------------------

Morgan Stanley is a global financial services firm and a market leader in securities, investment management and credit services. With more than 600 offices in 28 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

This release may contain forward-looking statements. These statements reflect management's beliefs and expectations, and are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Forward-Looking Statements" immediately preceding Part I,
Item 1, "Certain Facts Affecting Results of Operations" under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Competition" and "Regulation" in Part I, Item 1 of the Company's 2004 Annual Report on Form 10-K for the fiscal year ended 2004 and other items throughout the Annual Report on Form 10-K.



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